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                                                                    Exhibit 10.6


                             TAX MATTERS AGREEMENT


     This Tax Matters Agreement (the "Agreement") is made as of this 31st day of December, 1996, by and between True North Communications Inc., a Delaware corporation ("True North"), and TN Technologies Holding Inc., a Delaware Corporation ("TNT Holding").

     WHEREAS, True North is the common parent of an affiliated group of corporations, as defined in section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), of which Christiansen, Frisch, Giersdorf, Grant & Sperry, Inc., a Washington corporation ("CF2GS"), and certain predecessors of TNT Holding are members;

     WHEREAS, True North and some or all of the other members of its affiliated group are members of a unitary business group for state, local, and foreign income tax purposes in various jurisdictions;

     WHEREAS, True North, on behalf of its affiliated group, has filed and will continue to file consolidated federal income tax returns and, on behalf of its unitary business group, has filed and will continue to file certain combined, unitary or consolidated tax returns for state, local, and foreign income tax purposes;

     WHEREAS, True North, certain of its subsidiaries, and TNT Holding, among others, have entered into that certain Amended and Restated Acquisition Agreement dated as of December 31, 1996 (the "Acquisition Agreement") pursuant to which certain assets and assumed liabilities will be transferred and assigned by True North and certain of its subsidiaries to TNT Holding in exchange for TNT Holding stock;

     WHEREAS, as a result of the acquisition by True North and certain of its subsidiaries of stock of TNT Holding, TNT Holding and some or all of its subsidiaries and affiliates may be required or permitted to be included in certain state, local, and foreign combined, unitary or consolidated income tax returns of True North and other subsidiaries or affiliates of True North for taxable periods following the closing of the transactions contemplated by the Acquisition Agreement;

     WHEREAS, in view of the foregoing, the parties wish to provide for the allocation among them of certain tax liabilities and certain related matters;

     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.  DEFINITIONS.

     For purposes of this Agreement, the terms set forth below shall be defined as follows:
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     (a) "Closing Date" shall mean December 31, 1996.

     (b) "Parent" shall mean (I) True North, (ii) any successor common parent corporation described in Treas. Reg. (S)1.1502-75(d)(2)(i) or (ii), or (iii) any corporation as to which Parent (or a successor corporation described in clause
(ii) hereof) is the "predecessor" within the meaning of Treas. Reg. (S)1.1502-1(f)(1), if such corporation acquires True North (or a successor corporation described in clause (ii) hereof) in a "reverse acquisition" within the meaning of Treas. Reg. (S)1.502-75(d)(3).

     (c) "Group" shall mean Parent and all other business entities (whether now existing or hereafter formed or acquired) that are required to (or otherwise do properly) join with Parent in filing a consolidated federal income tax return or a Unitary Return.

     (d) "Group Tax Liability" shall mean the consolidated or combined tax liability (including penalties and interest) of the Group for a given year with respect to a Unitary Return.

     (e) "Member" shall mean a corporation or other business entity that is either required or permitted under the applicable law to be a part of the Group.

     (f) "Subsidiary" shall mean a corporation or other business entity, other than Parent, which is a Member.

     (g) "Taxes" shall mean any Federal, state, local, or foreign income, franchise, business or net worth tax.

     (h) "TNT Holding" shall include TNT Holding, any predecessor of TNT Holding, and any subsidiary or controlled affiliate of TNT Holding, including the Acquired Entities for all periods after the Closing Date.

     (i) "Unitary Return" shall mean a state, local, or foreign unitary, consolidated, or combined income, franchise, business, or net worth tax return.

2.  ALLOCATION AND PAYMENTS.

     (a) Except as otherwise provided in this Agreement or in the Acquisition Agreement, TNT Holding shall not owe any amount to Parent, and Parent shall not owe any amount to TNT Holding in respect of Taxes as a result of TNT Holding being included in a federal income tax consolidated return or Unitary Return for any period (or portion thereof) ending on or prior to the Closing Date.

     (b) For any taxable period ending after the Closing Date with respect to any jurisdiction in which TNT Holding is included with Parent in any Unitary Return ("Post-Closing Unitary Return"), TNT Holding shall pay to Parent five days prior to the due date of any such Unitary Return (or such earlier date as may reasonably be requested by Parent to fund estimated
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tax payments) an amount equal to TNT Holding's hypothetical tax liability to such jurisdiction as determined on a separate company basis as if TNT Holding had not been a subsidiary of Parent and had filed its own separate return in a manner consistent with the positions, methods, elections, and other approaches adopted by Parent, except any of such positions, methods, elections and other approaches that are materially inconsistent with those reflected on TNT Holding's separate Federal income tax return with respect to such period (collectively, the "Section 4 Policies"). For the purposes of the foregoing calculation with respect to the first period that ends following the Closing Date, it shall be assumed that there is a closing of the books as of the close of business on the Closing Date. Adjustments to any calculation of TNT Holding's hypothetical tax liability shall be made where necessary or appropriate to ensure that TNT Holding does not suffer any detriment or realize any benefit (as a result of being included in a Post-Closing Unitary Return) as compared to TNT Holding's filing a separate return utilizing the Section 4 Policies.

     (c) With respect to any Post-Closing Unitary Return of Parent in which TNT Holding is included, to the extent that TNT Holding has for the taxable period covered by such Post-Closing Unitary Return a net operating loss, a credit or other item of tax benefit available for use in such Post-Closing Unitary Return (collectively, a "Tax Benefit Item"), then Parent shall pay to TNT Holding within five days following the date of filing of such Post-Closing Unitary Return, in respect of such Tax Benefit Item, an amount equal to the difference, if any, between the amount of the Group Tax Liability for such Post-Closing Unitary Return determined (A) with such Tax Benefit Item and (B) without such Tax Benefit Item.

     (d) Parent and TNT Holding shall cooperate and provide reasonable assistance to each other in making the hypothetical tax calculations required under Sections 2(b) and 2(c) hereof. Parent and TNT Holding shall each provide to the other, on request, copies of all workpapers and other supporting documentation used by them in making such hypothetical calculations.


3.  CHANGES IN TAX LIABILITY.

     (a) Parent shall be solely responsible for, and shall hold TNT Holding harmless from loss or expense in respect of, any Taxes owing in respect of (i) any consolidated federal income tax return that includes Parent, (ii) any Unitary Return that includes Parent and is not a Post-Closing Unitary Return, and (iii) any state, local, or foreign income or similar tax return of Parent or a Subsidiary, to the extent that such Taxes arise from income earned on or prior to the Closing Date, which shall be determined by a closing of the books as of the close of business on the Closing Date.

     (b) Except as otherwise provided in this Agreement , TNT Holding shall be solely responsible for, and shall hold True North harmless from loss or expense in respect of, any Taxes owing in respect of (I) any consolidated or other federal income tax return for periods ending after the Closing Date that does not include Parent but does include TNT Holding or any subsidiary of TNT Holding, (ii) any Unitary Return that includes TNT Holding or any subsidiary
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of TNT Holding for taxable periods ending after the Closing Date which is not a
Post-Closing Unitary Return, and (iii) any state, local, or foreign income or similar tax return of TNT Holding which is not a Unitary Return, to the extent that such Taxes arise from income earned by TNT Holding after the Closing Date, which shall be determined by a closing of the books as of the close of business on the Closing Date.

     (c) If for any period ending after the Closing Date with respect to jurisdictions in which a Post-Closing Unitary Return is filed: (i) the Group files an amended Post-Closing Unitary Return, (ii) the Group's tax liability is adjusted, or (iii) the Group is assessed and pays additional Taxes, then the amount of the payments required under Section 2(b) and 2(c) shall be recomputed to give effect to such amended return, adjustment or assessment, as the case may be. TNT Holding shall then pay to Parent, or Parent shall then pay to TNT Holding, as the case may be, any difference between the amounts determined by such recomputation and the amounts previously paid, appropriately adjusted for any interest and penalties assessed and paid.

     4.  FILING OF RETURNS.

     (a) Subject to the provisions of Section 7(b) hereof, Parent, in its sole discretion, may include TNT Holding with Parent in a Post-Closing Unitary Return if Parent believes in good faith that it is required or permitted by law to take such action. TNT Holding shall, on request of Parent, execute and file such consents, elections, powers of attorney and other documents, and take such action, as may reasonably be necessary or appropriate for the proper preparation and filing of any such Post-Closing Unitary Returns.

     (b) With respect to any Post-Closing Unitary Return, Parent shall have the right, in its sole discretion, to take all such action which it shall deem necessary or appropriate to prepare and file the return, including, by way of illustration and not limitation, (i) make any elections which are permitted or required in the preparation or filing of the return; (ii) determine the substance and manner in which the return (including any schedules or attachments thereto) shall be prepared and filed, including, without limitation, the substance and manner in which any item of income, gain, loss, deduction or credit shall be reported and the accounting method to be used; (iii) request an extension or extensions of the filing date for the return; (iv) contest, compromise, settle or otherwise control (at its own expense) any adjustment, assessment or deficiency proposed, asserted or assessed as a result of any audit, examination or other proceeding with respect to the return; (v) file, prosecute, compromise or settle any claim for refund or credit with respect to the return; and (vi) determine whether any refunds to which the Group may be entitled shall be paid by way of refund or credit.

     (c) Notwithstanding any other provisions of this Agreement, Parent, in exercising its authority to control audits, examinations, amendments or other proceedings with respect to Post-Closing Unitary Returns, shall not, without the prior approval of TNT Holding (which approval shall not be unreasonably withheld), take any action in connection therewith (including, without limitation, agree to, concede or settle any adjustment) which would result in TNT Holding having an obligation under this Agreement to pay an amount in excess of $100,000
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to Parent. Parent and TNT Holding shall also maintain such books and records and provide such information as each may reasonably request of the other in connection with the matters contemplated by this Agreement.

5.  ALTERED FILING STATUS.

     (a) In the event that a state, local or foreign taxing authority seeks to combine or consolidate, under unitary tax principles or otherwise, the items of income and deductions of TNT Holding with those of Parent (a "Unitary Claim") for a any period ending after the Closing Date with respect to which Parent did not include TNT Holding in a Unitary Return, then Parent shall be entitled, at its own expense, to control the defense, settlement or compromise of any audit or other proceeding with such taxing authority regarding the Unitary Claim . TNT Holding shall, at the request of Parent, execute and deliver all powers of attorney and other documents and take all other action reasonably appropriate or necessary to permit Parent to do so. Provided Parent has secured the prior approval of TNT Holding for any adjustment which results in TNT Holding owing an amount in excess of $50,000 to Parent, TNT Holding shall pay to Parent within five days of notice and demand therefor an amount equal to (i) its share of the liability resulting from the Unitary Claim (as determined in accordance with Sections 2 and 4 hereof), less (ii) the amount of tax, if any, that TNT Holding has previously paid to the taxing authority with respect to the period covered by the Unitary Claim. To the extent, if any, the Group receives the benefit of an amount of tax separately paid by TNT Holding with respect to the period covered by the Unitary Claim in excess of TNT Holding's tax liability determined as a result of the Unitary Claim, Parent shall pay to TNT Holding an amount equal to such excess within five days of notice and demand therefor.

     (b) In the event that a state, local or foreign taxing authority seeks to exclude or remove TNT Holding from a unitary business group including Parent for a period for which Parent had filed a Post-Closing Unitary Return (a "Separate Claim"), then Parent shall be entitled, at its own expense, to control the defense, settlement or compromise of any audit, examination, adjustment or other proceeding with such taxing authority regarding the Separate Claim . TNT Holding shall, at the request of Parent, execute and deliver all powers of attorney and other documents and take all other action reasonably appropriate or necessary for Parent to do so. If TNT Holding's tax liability determined as a result of the Separate Claim is less than the amount of tax previously paid by TNT Holding to Parent pursuant to Sections 2 and 4 hereof for the period covered by the Separate Claim, Parent shall pay to TNT Holding an amount equal to the difference. If, as a result of any Separate Claim, it is determined that TNT Holding should not have been included in a Post-Closing Unitary Return, Parent shall pay TNT Holding an amount equal to the amount, if any, previously paid to Parent by TNT Holding pursuant to Sections 2 and 4 of this Agreement for the period or periods covered by the Separate Claim decreased by the amount, if any, which the taxing authority refunds or credits to TNT Holding for the period covered by the Separate Claim.

     (c) If, as the result of any Unitary Claim or Separate Claim, any interest or penalties are assessed or imposed on the Group, Parent, or TNT Holding, TNT Holding will be responsible for the payment of all interest on its share of the liability as determined under the preceding paragraphs of this Section 5. Parent will be responsible for the payment of any
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penalties.

6.  TERMINATION OF AFFILIATION.

     (a) This Agreement shall survive any termination of affiliation of TNT Holding with Parent for federal or state tax purposes.

     (b) Parent and TNT Holding shall consult and cooperate with each other and shall furnish each other with such information as is reasonably necessary or appropriate to prepare (I) any consolidated federal income tax return of the Group for any taxable year in which TNT Holding was (or was required to be) a Member, and (ii) any Post-Closing Unitary Return.

     (c) Parent and TNT Holding shall promptly notify each other in the event of any Unitary Claim, Separate Claim, or audit or inquiry by a taxing authority with respect to any Post-Closing Unitary Return. The parties will also consult and cooperate with each other and shall furnish each other with information concerning the status of any tax audit or tax refund claim relating to any consolidated federal income tax return or Unitary Return of the Group. Subject to the prior approval requirements with respect to the obligation of TNT Holding to make payments to Parent under this Agreement, Parent shall have the right to make the final determination as to the response of the Group to any audit examination or other proceeding and shall have the sole right to control, at its own expense, any contest of any change proposed or deficiency asserted and any proposed disallowance of a claim for refund or credit.

7.  DISPUTE RESOLUTION.

     (a) The parties shall attempt to resolve any dispute in a manner consistent with the provisions of this Agreement. To the extent they are unable or refuse to do so, and the dispute relates to the calculation or allocation of any liability under this Agreement, the matter shall be referred to a mutually agreeable nationally recognized accounting firm for binding arbitration. Arbitration may be initiated by either party upon written notice to the other party at least 30 days after the date on which a party has given written notice of the existence and nature of a dispute. The parties agree to be bound by the decision of an arbitrator chosen pursuant to this paragraph. The parties agree to share equally the fees and expenses of the arbitrator.

     (b) TNT Holding shall have the right to challenge its inclusion in, or exclusion from, a Post-Closing Unitary Return. To the extent TNT Holding and Parent are unable to resolve this issue within ten days following receipt of notice by Parent, the issue will be referred to an arbitrator chosen pursuant to
Section 7(a). The standard for decision shall be whether it is more likely than not that a Unitary Return is required or permitted under the applicable law and all the relevant facts and circumstances. The parties will share equally all fees and expenses of the arbitrator.

8.  MISCELLANEOUS PROVISIONS.

     (a) This Agreement and the Acquisition Agreement contains the entire
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understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior written, oral or implied understandings, representations and agreements among the parties with respect thereto. No alteration, amendment, or modification of any of the terms of this Agreement shall be valid unless made by an instrument signed in writing by an authorized officer of each party. In the event of any conflict between this Agreement and the Acquisition Agreement, the provisions of the Acquisition Agreement shall control.

     (b) This Agreement shall be binding upon and inure to the benefit of each party hereto, and its respective successors.

     (c) This Agreement is not intended to benefit any person other than the parties hereto and each of their respective successors . No person not a party or a party's successor shall be a third party beneficiary hereof.

     (d) This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of Illinois (regardless of the laws that might be applicable under principles of conflicts of laws).

     (e) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (f) Any notice or other communication required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by certified or registered United States mail, postage prepaid, to the parties at the following addresses (or at such other address as a party may specify by notice to the other):

     If to Parent:

     True North Communications, Inc.
     101 E. Erie Street
     Chicago, IL 60611
     Attn: Gary D. Chester,
           Director of Corporate Tax

     If to TNT Holding:

     TN Technologies Holding, Inc.
     101 E. Erie Street
     Chicago, IL 60611
     Attn: Gregory W. Blaine,
           Chairman and Chief Executive Officer

Any such notice or communication shall be effective and be deemed to have been given as of the dates delivered or mailed, as the case may be; provided that any notice changing any of the
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addresses set forth above shall be effective and deemed to have been given only upon its actual receipt by the party to which it is addressed.

     (g) If any provision of this Agreement shall be judicially determined to be unenforceable, such provision shall be deemed deleted herefrom only with respect to (and only to the extent of) the jurisdiction where such adjudication was made but such adjudication shall not otherwise affect the terms of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf as of the date first above written.


                                     TRUE NORTH COMMUNICATIONS INC.


                                     By:____________________________________

                                     Title:


                                     TN TECHNOLOGIES HOLDING INC.


                                     By:____________________________________

                                     Title: